Exhibit 4.12

AMENDMENT NO. 3 TO WARRANT TO PURCHASE

SHARES OF STOCK OF

DARIOHEALTH CORP.

THIS AMENDMENT NO. 3 TO WARRANT TO PURCHASE SHARES OF STOCK OF DARIOHEALTH CORP. is made as of December 17, 2024, by and between AVENUE VENTURE OPPORTUNITIES FUND, L.P., (“Holder”) and DARIOHEALTH CORP., a Delaware corporation (the “Company”).

WHEREAS, Holder is the holder of that certain Warrant to Purchase Shares of Stock of DarioHealth Corp. dated as of May 1, 2023 issued by the Company to Holder (as amended by that certain Amendment No. 1 to Warrant effective as of June 14, 2023, and by that certain Amendment No. 2 to Warrant effective as of February 15, 2024, the “Warrant”);

WHEREAS, the parties now desire to amend the Warrant;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Amendment of Warrant. The defined term “Stock Purchase Price” is hereby amended and restated as follows:

“Stock Purchase Price” means $0.7208, subject to stockholder approval as required by Nasdaq rules.

2.No Other Amendments.Except as amended hereby, the Warrant shall remain in full force and effect as originally written.

3.Governing Law. This Amendment No. 3 shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to Warrant to Purchase Stock as of the date first above written.

DARIOHEALTH CORP.

By:
Name:	Zvi Ben-David
Title:	Chief Financial Officer

AVENUE VENTURE OPPORTUNITIES FUND, LP

By:	Avenue Venture Opportunities Partners, LLC
Its:	General Partner

By:
Name:	Sonia Gardner
Title:	Member